COSI SHAREHOLDER BLUM GROWTH FUND TAKES NEXT STEP
TO DRIVE SHAREHOLDER DEMOCRACY AT COSI

New Advertisement Invites Shareholders
to Voice Opinion at
BLUM Growth Fund Website

Winter Park, Fla.October 26, 2011 BLUM Growth Fund, LLC, activist shareholder in Cosi, Inc. (NASDAQ: COSI), today announced it has placed advertising in both the Wall Street Journal and Investor's Business Daily this week that calls for shareholder input regarding the current state of the business at Cosi, Inc. This is the latest move by BLUM Growth Fund and its owner, Brad Blum, to drive the Board of Directors to implement a successful set of strategies for Cosi or step aside and allow new leadership to take the helm and achieve positive results. Over the past several months Blum has offered specific strategies for the struggling chain to reverse its downward spiral and take its place with other well-performing, unique concepts in the high growth, fast casual restaurant segment. To date, the current Board of Directors has rejected or ignored any suggestions while Cosi continues to lose value. Blum has offered to serve as CEO for the brand at a salary of $1 for the first year, with the stated goal of recouping the value of shareholder investments that Cosi's position and potential have shown. Results would be achieved through a restructure of the Board of Directors, and a new plan for Cosi that focuses on a more differentiated, simplified and higher quality menu, better operations and improved cost controls. In addition to an invitation for shareholders to contact chairman and interim CEO Mark Demilio directly, the BLUM Growth Fund advertisement calls for shareholders to voice their opinion on the BLUM Growth Fund website in the following ballot-style form found at www.blumgrowthfund.com.

(refer to the PDF version of this filing for the ballot-style form)


About BLUM Growth Fund
BLUM Growth Fund, LLC is a private entrepreneurial capital investments company that is part of BLUM Enterprises, LLC. Brad Blum is Founder and Owner of BLUM Enterprises, whose mission is to-Provide Good Food for the Planet. Based in Winter Park, Florida, and with offices in New York City, BLUM Enterprises is a progressive company dedicated to creating and operating highly profitable restaurant brands that focus on providing good food with exceptional flavor and responsible nutrition. The company also invests entrepreneurial capital and works closely with established restaurant brands to achieve outstanding profitability and shareholder value using this approach.




Media Contact:
Jennifer Webb
Coltrin & Associates
212-221-1616 ext. 102
Jennifer_webb@coltrin.com